MORTEN BEYER AND AGNEW, INC.
                        8180 Greensboro Drive, Suite 1000
                                McLean, VA 22102




                                  April 4, 2001




CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

            Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED APRIL 4, 2001, TO THE PROSPECTUS DATED MARCH 23, 2001, INCLUDED IN REGISTRATION STATEMENT NO. 333-57188 OF CONTINENTAL AIRLINES, INC.


Ladies and Gentlemen:

            We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft", "Risk Factors--Risk Factors Relating to the Certificates and the Offering--Appraisals and Realizable Value of Aircraft", "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.



                                            Sincerely,

                                            MORTEN BEYER AND AGNEW, INC.


                                            /S/ BRYSON P. MONTELEONE
                                            ____________________________________
                                            Name:  Bryson P. Monteleone
                                            Title: Manager of Operations